Exhibit 99.1

SAKS INCORPORATED ANNOUNCES INCREMENTAL 35

MILLION SHARE REPURCHASE AUTHORIZATION

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Birmingham, Alabama (December 8, 2005)—Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced that its Board of Directors has authorized a 35 million share increase in its common stock share repurchase program.

To date during the fiscal fourth quarter, the Company has repurchased 8.0 million shares for approximately $140.8 million, leaving approximately 7.7 million shares remaining under its existing 35 million share repurchase authorization.

As previously announced, the Company has agreed to sell its Northern Department Store Group (NDSG) to The Bon-Ton Stores, Inc. for $1.185 billion in a transaction the Company expects will close early in the first fiscal quarter of 2006. Closing of the transaction is subject to conditions, including Bon-Ton’s financing for the transaction, the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act, and various other customary conditions. The Company anticipates distributing a substantial portion of the net proceeds from the transaction to its shareholders, which could include share repurchases, a special cash dividend, or a combination of the two.

In anticipation of the closing of the NDSG transaction, the Company’s Board of Directors has approved a 35 million share increase in its common share repurchase program, bringing the total available for repurchase to approximately 42.7 million shares. Shares may be purchased in open-market, negotiated, and other transactions as may be available. Implementation of the increased buyback program will depend on market conditions, the Company’s other cash requirements, and other factors.

Saks Incorporated operates its Saks Department Store Group (SDSG) with 40 Parisian stores; 142 Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store stores (collectively known as the Northern Department Store Group or “NDSG”); and 58 Club Libby Lu specialty stores. Saks Incorporated also operates Saks Fifth Avenue Enterprises (SFAE), which consists of 55 Saks Fifth Avenue stores, 50 Saks Off 5th stores, and saks.com.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking

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information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the Securities and Exchange Commission and the inquiry the Company understands has been commenced by the Office of the United States Attorney for the Southern District of New York into the matters that were the subject of the investigations conducted during 2004 and 2005 by the Audit Committee of the Company’s Board of Directors and any related matters that may be under investigation or the subject of inquiry; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; the ultimate impact of incorrect timing of recording of vendor markdown allowances; the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s initial investigation; and the effects of the delay in the filing with the SEC of the Company’s Form 10-K for the fiscal year ended January 29, 2005 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2005 and July 30, 2005. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 29, 2005 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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